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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                             Commission File Number            1-9597
                                                    ----------------------------

                         PIMCO Advisors Holdings L.P.
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            (Exact name of registrant as specified in its charter)

           800 Newport Center Drive, Newport Beach, California 92660
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  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                   Class A Units of Limited Partnership Interest
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           (Title of each class of securities covered by this Form)

                                     None
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  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

           Rule l2g-4(a)(1)(i)  [X]   Rule l2h-3(b)(l)(i)  [X]
           Rule l2g-4(a)(1)(ii) [_]   Rule 12h-3(b)(1)(ii) [_]
           Rule l2g-4(a)(2)(i)  [_]   Rule l2h-3(b)(2)(i)  [_]
           Rule l2g-4(a)(2)(ii) [_]   Rule l2h-3(b)(2)(ii) [_]
                                      Rule l5d-6           [_]

     Approximate number of holders of record as of the certification or notice
date:     One
          ---

     Pursuant to the requirements of the Securities Exchange Act of 1934, PIMCO Advisors Holdings L.P. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: May 5, 2000     By: /s/ Richard M. Weil
                         ------------------------------------------------------
                         Richard M. Weil, Managing Director and General Counsel

Instruction: This form is required by Rules 12g-4, 12h-3 and l5d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.

                                         Potential persons who are to respond
                                         to the collection of information
SEC 2069 (3-99)                          contained in this form are not
                                         required to respond unless the form
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